Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement on Form S-8 of Conmed Healthcare Management, Inc. of our report dated July 14, 2009, relating to our audit of the consolidated financial statements which appear in Amendment No. 1 to the Annual Report on Form 10-K/A of Conmed Healthcare Management, Inc. for the year ended December 31, 2008.

McGladrey & Pullen, LLP

Des Moines, Iowa
August 19, 2009